- 8 King Street, Suite 208 – Toronto Ontario, Canada – M5C 1B5 -
- tel: 416-361-9640  -  fax: 416-361-0883

Colombia Goldfields Provides Q1 2008 Exploration and Corporate Updates

(All amounts are reported in U.S. dollars unless otherwise indicated)

TORONTO, ON, May 9, 2008: Colombia Goldfields Ltd. (the “Company”) (TSX: GOL / OTCBB: CGDF) today updated the status of its mineral rights acquisition and drilling programs, progress in the Colombian authorities’ moving of the old town of Marmato, and announced unaudited financial results for the first quarter ending March 31, 2008.

With its mineral rights acquisition program in the Zona Alta (Upper Zone) nearing completion (111 of the 117 legally registered mines are now owned by the Company), Colombia Goldfields ramped up activity in its 60,000-meter drilling program at Marmato.

“At the end of 2007, we had five drills at work on Marmato and had drilled approximately 11,500 meters,” said J. Randy Martin, Vice Chairman and CEO, Colombia Goldfields, Ltd. “We were able to contract several more rigs during the first quarter and accelerate our program. As a result, we now have 9 drills on site, and have completed more than 22,000 meters of drilling. At this rate, we anticipate having the entire 60,000 meters completed by the end of the third quarter of this year.”

Colombia Goldfields is using results from the first 12,186 meters of drilling and 1,171 meters of underground channel sampling to provide a 43-101 compliant resource for Zona Alta. Announcement of this new resource is expected soon. The Company also expects to release a scoping study for Zona Alta shortly.

Zona Baja and Echandia Acquisitions

On January 29, 2008, Colombia Goldfields Ltd. entered into a purchase and sale agreement to acquire 100% of the issued and outstanding shares of Mineros Nacionales S.A. (“Mineros”) for US$35 million. Mineros owns the Zona Baja (Lower Zone) on Marmato Mountain. The Zona Baja currently has a working underground operation with a mill that, based on information provided to the Company, currently produces approximately 25,000 ounces of gold per year. The Company has provided a deposit guarantee in the amount of $ 2.5 million and has agreed to an additional advance of $7 million against the purchase price, pursuant to an agreement to extend the closing date to June 30, 2008. The Company plans to undertake a financing in order to complete the transaction.

During the first quarter of 2008, Colombia Goldfields continued to progress toward completing its previously announced acquisition of Colombia Gold PLC, a privately held U.K. company, to acquire Colombia Gold’s issued and outstanding shares. Colombia Gold’s principal asset is the mining concessions on the Echandia property located immediately adjacent to Marmato Mountain. Colombia Goldfields believes that the Marmato geologic structures continue onto Echandia. The transaction is subject to negotiation and execution of a definitive agreement, the completion of due diligence and customary conditions as well as regulatory and other required approvals.

Town Relocation

The Colombian government is proceeding with its relocation of the citizens and public institutions of Marmato to the new town of El Llano, located four kilometers away. There are currently 160 homes in El Llano; 29 new homes are currently being built for families displaced by landslides on Marmato in 2007.  A further 47 homes are about to be funded for other families displaced by the same landslide.

On April 16, 2008, a government representative for the relocation of Marmato confirmed that, within 45 days, construction of a new administrative building was to begin using funds from the National Government. The new facility will replace the current mayor’s office, notary and registry office.  The police station is currently under construction in El Llano.  Public deeds have been signed with the municipality to construct the new hospital, with funds from the Ministry of Social Protection and the Territorial administration and a public deed has been signed for the location of the new school, which will house 1,200 students.

Once all the new buildings have been completed, all the old sites in the current town site are expected to be torn down.  All the new buildings are expected to be inaugurated in 2009.  The current Territorial Organizational scheme definitively outlines that Marmato is in a state of high vulnerability to landslides.  The local environmental authority (Corpocaldas) is studying the costs of relocating the remainder of the inhabitants from old Marmato.  As well, a decision has been made to complete paving of the access road to the new town of El Llano only and will not continue to old Marmato.

Unaudited results for the First Quarter ended March 31, 2008

The Company incurred a loss for the quarter ending March 31, 2008 of $6.2 million or $(0.07) per share, compared to a loss of $2.5 million or $(0.04) per share for the same period in 2007. The loss was driven by mineral property exploration costs of $3.0 million and general and administrative expenses of $2.2 million along with a foreign exchange loss, primarily on the translation of deferred tax balances, of $1.8 million.

Total assets at March 31, 2008 totaled $75.5 million, including mineral and exploration properties and rights of $65.8 million and cash and cash equivalents of $4.9 million, compared with total assets of $74.5 million at December 31, 2007. As of March 31, 2008, stockholders equity was $51.1 million, compared to $51.1 million at December 31, 2007.

Private Placement Completed

On March 31, 2008, the Company completed a non-brokered private placement of 6,342,411 units at a price of $0.85 per unit, providing the Company with gross proceeds of approximately $5.4 million. Each unit consisted of one common share of the Company and one common share purchase warrant of the Company. Each warrant entitles the holder to purchase one common share of the Company at a price of $1.10 for a period of two years from the closing date. The net proceeds are being used to advance the purchase of the legal mining claims and milling operations on Marmato Mountain, for exploration expenditures, to repay short term liabilities and for general corporate purposes.

Events Subsequent to the Close of the Quarter

On April 18, 2008, the Company announced that it had received the results of independent testing of the metallurgical properties, including projected recoveries, of samples from the Marmato Mountain Gold Development Project. Recovery rates of up to 92% were achieved depending upon the chosen flowsheet. SGS Lakefield Research conducted the test on two composite samples, each containing material representative of the ore grades at Marmato.

These successful results confirmed management’s view that very high recovery rates using conventional technology are likely to be achieved should Marmato be placed into production. The findings are also consistent with recoveries from existing production at the mill located at Zona Baja, where recoveries of more than 88% are being achieved using gravity separation followed by flotation, then leaching of the flotation concentrates.

About Colombia Goldfields

Colombia Goldfields Ltd., through its subsidiaries Compañia Minera de Caldas S.A. and Gavilan Minerals S.A., is developing what we believe is a multi-million ounce gold resource in Colombia’s historic Marmato Mountain gold district.

Colombia Goldfields is traded in the US under the symbol CGDF, on the Toronto Stock Exchange under the symbol GOL, and in Germany under the symbol C2B. The Company's full March 31, 2008 unaudited consolidated financial statements and management's discussion and analysis are available at www.colombiagoldfields.com, EDGAR at www.sec.gov and SEDAR at www.sedar.com under the Company's profile.

Disclaimers

This release makes reference to mineral resources.  Investors are cautioned not to assume that all or any part of mineral resources will ever be converted into mineral reserves.

This release contains forward-looking statements that are based on the beliefs of Colombia Goldfield's management and reflect Colombia Goldfield's current expectations as contemplated under section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. When used in this release, the words "estimate, "project," "believe," "anticipate," "intend," "expect," "plan," "predict," "may," "should," "will," "can," the negative of these words, or such other variations thereon, or comparable terminology, are all intended to identify forward-looking statements. Such statements reflect the current views of Colombia Goldfields with respect to future events based on currently available information and are subject to numerous assumptions, risks and uncertainties, including, but not limited to, risks and uncertainties pertaining to development of mining properties, changes in economic conditions and other risks, uncertainties and factors, which may cause the actual results, performance, or achievement expressed or implied by such forward-looking statements to differ materially from the forward looking statements. In particular, there is no assurance that a definitive agreement will be executed or that the proposed transaction will be completed.

Company Contact:

J. Randall Martin, Vice Chairman and CEO
Colombia Goldfields Ltd. (TSX: GOL / OTC BB: CGDF)
8 King Street East, Suite 208

Toronto, Ontario, M5C 1B5

T: 416-361-9640
F: 416-361-0883
info@colombiagoldfields.com

U.S. Investor Relations:	Canadian Investor Relations:

John Menditto	Martti Kangas
Roth Investor Relations, Inc.	V.P. Corporate Development
Tel. +1 732 792 2200	Colombia Goldfields, Ltd.
Email: johnmenditto@rothir.com	Tel: + 1 416-361-9640
martti@colombiagoldfields.com